Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF DETERMINATION OF PREFERENCES

OF 7.000% CUMULATIVE PREFERRED STOCK, SERIES H

OF

PS BUSINESS PARKS, INC.,

a California corporation

David Goldberg and Edward A. Stokx certify that:

1. They are the Vice President and Chief Financial Officer, respectively, of PS BUSINESS PARKS, INC., a California corporation (the “Corporation”).

2. The name of the corporation is PS BUSINESS PARKS, INC., and it is a California corporation.

3. The instrument being corrected is entitled “CERTIFICATE OF DETERMINATION OF PREFERENCES OF 7.000% PREFERRED STOCK, SERIES H OF PS BUSINESS PARKS, INC.” and said instrument was filed with the Secretary of State of the State of California on January 16, 2004.

4. Paragraph “(9)” under “(c) Redemption” of the RESOLUTION OF THE BOARD OF DIRECTORS OF PS BUSINESS PARKS, INC. ESTABLISHING A SERIES OF 7.000% CUMULATIVE PREFERRED STOCK, SERIES H attached to, and incorporated by reference into, said Certificate of Determination, as corrected, should read in its entirety as follows:

If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code (as defined below), then the Board of Directors shall have the power, by lot or other means deemed equitable by them to prevent the transfer of and/or to call for redemption a number of shares of this Series sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for shares of this Series so called for redemption, on the date fixed for redemption, shall be the closing price of the shares on the principal national stock exchange on which the shares are listed on the last business day prior to the redemption date, or if no sales of shares were made on such date, the average of the highest bid and the lowest asked quotations on the last business day prior to the redemption date as reported by the National Quotation Bureau, Incorporated or a similar organization selected from time to time by the Corporation or if there be no such bid and asked quotations, $25,000 per share; provided that if interests in shares of this Series are represented by depositary shares, then the redemption price shall be determined in accordance with the foregoing, but with respect to one depositary share, multiplied by the number of depositary shares that together represent an interest in one share of this Series. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of this Series so called for redemption shall cease to be entitled to any distributions, voting rights and other benefits with respect to such shares of this Series, other than the right to payment of the redemption price determined as aforesaid. “REIT Provisions of the Internal Revenue Code” shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to exercise the redemption option set forth in this clause (9), with respect to the shares of this Series, the Corporation shall give notice of redemption by publication in a newspaper of general circulation in the County of Los Angeles and The City of New York, such publication to be made once a week for two successive weeks, commencing not less than 30 nor more than 60 days prior to the date fixed for redemption. A similar notice will be mailed by the Corporation by first class mail, postage pre-paid, to each record holder of the shares of this Series to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of this Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of this Series to be redeemed from such holder.

5. That said paragraph “(9),” as corrected, conforms the wording of the resolution, as amended, to that adopted by the Board of Directors.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on March 10, 2004.

/s/ David Goldberg
David Goldberg Vice President

/s/ Edward A. Stokx
Edward A. Stokx Secretary

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of his own knowledge.

Executed at Glendale, California on March 10, 2004.

/s/ David Goldberg
David Goldberg

/s/ Edward A. Stokx
Edward A. Stokx